Exhibit 16.1

Zakheim, Roth & Co. LLP
CERTIFIED PUBLIC ACCOUNTANTS

Morris Zakheim, CPA	Twenty Nine Broadway - Suite 1510
Sy Roth, CPA	New York, NY 10006-3258
Tel (212) 809-9889
Fax (212) 809-4097
Email: zakheimandco@aol.com

November 7, 2005

Securities & Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

Ultra Pure Water Technologies, Inc. (the “Company”) provided to us a copy of the Company’s response to Item 4.01 of Form 8-K/A, dated November 7, 2005. We have read the Company’s statements included under Item 4.01 of its Form 8-K/A and we agree with such statements insofar as they relate to our firm.

Very truly yours,

By:	/s/ Zakheim, Roth & Co., LLP
Zakheim, Roth & Co., LLP New York, New York